Exhibit 99.1

FOR IMMEDIATE RELEASE

ZAP Reports Record 1st Quarter Sales for 2006, 141% Increase a Record Quarter Since Merger in 2002

SANTA ROSA, California (May 16, 2006) -- Automotive technology pioneer ZAP (NYSEArca:ZP) announced today the results of operations for the first quarter of fiscal year 2006. The Company reported a sales increase of 141 percent over sales from the first quarter of 2005 due to the recent shipments of Smart Cars Americanized for ZAP to authorized automotive dealerships, the largest such increase since ZAP merged with Voltage Vehicles and launched its automotive marketing and distribution business plan in 2002.

Net sales for the quarter ended March 31, 2006 were $2.9 million compared to $1.2 million in 2005. ZAP experienced an increase of $1.7 million or 141 percent primarily due to sales of the Smart Cars, electric vehicles and other consumer products.

Net loss for the quarter ended March 31, 2006 was $2.8 million as compared to a net loss of $1.6 million for the period ended March 31, 2005. The increase was primarily due to higher consulting and professional fees, as well as stock-based compensation expenses due to the adoption of SFAS 123R.

"The increase in sales for the quarter reflects the initial sales and distribution of the Smart Car to ZAP authorized dealers nationwide," said ZAP’s CEO, Steve Schneider. "Our dealers say they are selling the cars as fast as they can get them and we are excited about ZAP's opportunity to be a leader for micro-cars. We look forward to the rapid ramp up to fulfill the demand, which now includes the roll-out last week of our new XEBRA(tm) electric car."

Some of the significant developments that occurred during the first quarter of 2006 and through the date of this press release are as follows:

- ZAP reported a record month in March of over $2 million in sales for various models of the Smart Car. The autos were shipped to ZAP authorized dealers in various states nationwide.

- In 2005, ZAP became listed on the Archipelago Stock exchange under the trading symbol "ZP." As of March 2006, ArcaEx became a wholly owned subsidiary of the NYSE Group and ZAP is now listed under NYSEArca:ZP.

- ZAP introduced its new line of lithium battery systems for powering hand-held electronic devices at a recent trade show in California.

- ZAP scheduled for production a new and improved line of electric scooters: the ZAPPY(R) 3 Pro and the ZAPPY3 mobility. In addition, the ZAP BUZZZ all-terrain vehicle and the ZAP MUD-E trail bike have been added to the electric vehicle production line.

- ZAP has received national recognition in both the popular and financial press. Numerous articles and TV appearances have profiled ZAP’s story as an upcoming corporation within the context of environmental, energy, and cost-effective issues.

- ZAP conducted a cross-country rally of the Smart Car, which started in Santa Rosa, California and stopped at the New York International Auto Show in New York City, and ended back in Santa Rosa, California. The event was held to raise awareness about advanced technology vehicles.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, ethanol, hybrid, trybrid and other innovative power systems. The Smart Car Americanized by ZAP currently complies with regulatory requirements in all states except California and four other states. ZAP is not affiliated with, or authorized by, smart gmbh, the manufacturer of Smart automobiles, or the smartUSA division of Mercedes-Benz LLC, the exclusive authorized U.S. importer and distributor of those vehicles. For more information, visit http://www.zapworld.com.

Forward Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. ZAP's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks described in ZAP's Annual Report on Form 10-KSB, or in any of ZAP's other filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward looking statements.

Contact:

ZAP

Jennifer K. Zimmons, 212-838-1444 (Investor Relations)
jzimmons@zapworld.com

Alex Campbell, 707-525-8658 ext. 241 (Media Relations)
acampbell@zapworld.com